EXHIBIT 21.1
SUBSIDIARIES OF INPUT/ OUTPUT, INC.

Subsidiary	Jurisdiction

Concept Systems Holdings Limited	Scotland
Concept Systems Limited	Scotland
Geophysical Instruments AS	Norway
Global Charter Corporation	Delaware
Global Charter S.A.	Argentina
GMG/ AXIS, Inc.	Delaware
GX Technology Canada, Ltd.	Canada
GX Technology Corporation	Texas
GX Technology de Venezuela C.A.	Venezuela
GX Technology EAME. Limited	UK
GX Technology Finance EURL	France
HGS (India) Ltd.	India
I/ O Cayman Islands, Ltd.	Cayman Islands
I/ O Exploration Products (U.K.), Inc.	Delaware
I/ O Exploration Products (U.S.A.), Inc.	Delaware
I/ O General, LLC	Delaware
I/ O International FSC, Inc.	Barbados
I/ O International, Inc.	U.S. V.I.
I/ O Luxembourg S.a.r.l.	Luxembourg
I/ O Marine Systems Limited	UK
I/ O Marine Systems, Inc.	Louisiana
I/ O Nevada, LLC	Delaware
I/ O of Austin, Inc.	Delaware
I/ O Sensors, Inc.	Delaware
I/ O Texas, LP	Delaware
I/ O U.K. Holdings Limited	Scotland
I/ O U.K., LTD.	UK
“Inco” Industrial Components’s Gravenhage B.V.	Netherlands
Input/ Output Canada, Ltd.	Canada
IPOP Management, Inc.	Delaware
Sensor Nederland B.V.	Netherlands